Exhibit 99.1

Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President, Investor Relations
(314) 810-3115
investor.relations@express-scripts.com
Express Scripts Reports First Quarter Results
Reaffirms 2011 Earnings Guidance
          ST. LOUIS, April 25, 2011 — Express Scripts, Inc. (Nasdaq: ESRX) announced first quarter 2011 net income from continuing operations of $326.5 million, or $0.61 per diluted share. Adjusted earnings per share, as detailed in Table 4 was $0.66 per diluted share for the first quarter, representing a 20% increase over last year.
          “Our recent Drug Trend Report details over $400 billion of pharmacy-related waste in healthcare spend by Americans in 2010 alone,” stated George Paz, chief executive officer and chairman. “Optimal outcomes are best achieved with an advanced understanding of consumer behavior. Our research and innovation in this area positions us as a leader in eliminating waste and improving health outcomes. Because of our model of alignment, as we deliver value for plan sponsors and patients, our financial performance improves.”
First Quarter 2011 Review (Data reflected on an adjusted basis. See Tables 2 and 3)
•	Adjusted claims of 186.1 million consistent with first quarter 2010

•	Gross profit of $774.0 million, up 8% from first quarter 2010

•	Gross profit margin of 7.0%, up from 6.4% in first quarter 2010

•	EBITDA of $615.3 million, up 13% from first quarter 2010

•	EBITDA per adjusted claim of $3.31, up 13% from first quarter 2010
          As expected, first quarter results were lower than fourth quarter 2010 results and were impacted by seasonality of client renewals, lower claims volume and implementation costs. Unlike prior years, the Company did not realize a significant impact from brand patent expirations to offset these factors.
          In addition, the Company’s Board of Directors recently increased the shares authorized and available for repurchase, subject to the completion of the previously announced debt issuance. Any share repurchases will be made from time to time; utilizing cash on hand, cash from operations or debt proceeds, and will be dependent on a variety of factors, including share price and market conditions.
2011 Guidance
          The Company reaffirms its previously provided 2011 adjusted earnings per diluted share guidance in the range of $3.15 to $3.25. This includes the estimated impact of the debt issuance and any share repurchases. Adjusted earnings per share excludes items as detailed in Table 5.
•	Total adjusted claims are expected to be in a range of 750 to 780 million

•	Adjusted EBITDA per claim is expected to be in a range of $3.70 to $3.90

•	Cash flow from operations is expected to be in a range of $2.2 to $2.4 billion
About Express Scripts
          Express Scripts, Inc., one of the largest pharmacy benefit management companies in North America, is leading the way toward creating better health and value for patients through Consumerology®, the advanced application of the behavioral sciences to healthcare. This approach is helping millions of members realize greater healthcare outcomes and lowering cost by assisting in influencing their behavior. Headquartered in St. Louis, Express Scripts provides integrated PBM services including network-pharmacy claims processing, home delivery services, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services. More information can be found at http://www.express-scripts.com/ and http://www.consumerology.com/.
SAFE HARBOR STATEMENT
          This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Form 10-Q filed with the SEC on April 25, 2011. A copy of this form can be found at the Investor Relations section of Express Scripts’ web site at http://www.express-scripts.com.
          We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended
	March 31,
(in millions, except per share data)	2011	2010

Revenues(1)	$11,094.5	$11,138.4
Cost of revenues (1)	10,349.0	10,475.2

Gross profit	745.5	663.2
Selling, general and administrative	193.1	208.5

Operating income	552.4	454.7

Other (expense) income:
Interest income	0.4	1.7
Interest expense	(39.7)	(42.8)

	(39.3)	(41.1)

Income before income taxes	513.1	413.6
Provision for income taxes	186.6	153.0

Net income from continuing operations	326.5	260.6
Net loss from discontinued operations, net of tax	—	(0.4)

Net income	$326.5	$260.2

Weighted average number of common shares outstanding during the period:
Basic	529.0	549.8
Diluted	533.9	555.8

Basic earnings per share:
Continuing operations	$0.62	$0.47
Discontinued operations	—	—
Net earnings	0.62	0.47

Diluted earnings per share:
Continuing operations	$0.61	$0.47
Discontinued operations	—	—
Net earnings	0.61	0.47

(1)	Includes retail pharmacy co-payments of $1,526.5 million and $1,662.6 million for the three months ended March 31, 2011 and 2010, respectively.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	March 31,	December 31,
(in millions, except share data)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$766.1	$523.7
Restricted cash and investments	15.9	16.3
Receivables, net	1,907.0	1,720.9
Inventories	325.5	382.4
Deferred taxes	49.5	86.0
Prepaid expenses	48.5	177.6
Other current assets	35.7	34.4

Total current assets	3,148.2	2,941.3
Property and equipment, net	359.1	372.7
Goodwill	5,486.9	5,486.2
Other intangible assets, net	1,685.3	1,725.0
Other assets	28.6	32.6

Total assets	$10,708.1	$10,557.8

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$2,500.0	$2,666.5
Accounts payable	673.8	656.7
Accrued expenses	537.0	593.9
Current maturities of long-term debt	0.1	0.1

Total current liabilities	3,710.9	3,917.2
Long-term debt	2,494.0	2,493.7
Other liabilities	540.0	540.3

Total liabilities	6,744.9	6,951.2

Stockholders’ Equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 1,000,000,000 shares authorized, $0.01 par value per share; shares issued: 690,606,000 and 690,231,000, respectively; shares outstanding: 529,454,000 and 528,069,000, respectively	6.9	6.9
Additional paid-in capital	2,371.0	2,354.4
Accumulated other comprehensive income	21.1	19.8
Retained earnings	5,696.3	5,369.8

	8,095.3	7,750.9
Common stock in treasury at cost, 161,152,000 and 162,162,000 shares, respectively	(4,132.1)	(4,144.3)

Total stockholders’ equity	3,963.2	3,606.6

Total liabilities and stockholders’ equity	$10,708.1	$10,557.8

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Cash Flows

	Three Months Ended
	March 31,
(in millions)	2011	2010

Cash flows from operating activities:
Net income	$326.5	$260.2
Net loss from discontinued operations, net of tax	—	0.4

Net income from continuing operations	326.5	260.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62.9	58.7
Non-cash adjustments to net income	55.6	40.8
Changes in operating assets and liabilities:
Accounts receivable	(189.3)	394.8
Claims and rebates payable	(166.5)	(203.7)
Other net changes in operating assets and liabilities	155.2	208.8

Net cash provided by operating activities — continuing operations	244.4	760.0
Net cash provided by operating activities — discontinued operations	—	0.8

Net cash flows provided by operating activities	244.4	760.8

Cash flows from investing activities:
Purchases of property and equipment	(19.5)	(33.7)
Other	1.7	5.2

Net cash used in investing activities — continuing operations	(17.8)	(28.5)
Net cash used in investing activities — discontinued operations	—	(0.5)

Net cash used in investing activities	(17.8)	(29.0)

Cash flows from financing activities:
Tax benefit relating to employee stock compensation	13.0	26.7
Net proceeds from employee stock plans	2.6	10.7
Treasury stock acquired	—	(218.2)
Repayment of long-term debt	—	(180.0)

Net cash provided by (used in) financing activities	15.6	(360.8)

Effect of foreign currency translation adjustment	0.2	1.7

Net increase in cash and cash equivalents	242.4	372.7
Cash and cash equivalents at beginning of period	523.7	1,070.4

Cash and cash equivalents at end of period	$766.1	$1,443.1

Table 1
Unaudited Consolidated Selected Information
(in millions)

	Three Months Ended
	March 31,
	2011	2010
Claims Volume
Network	148.8	149.0
Home Delivery & Specialty (1)	13.2	13.4

Total claims	162.0	162.4

Total adjusted claims(2)	186.1	186.6

Depreciation and Amortization (D&A):
Revenue amortization(3)	$28.5	$28.5
Cost of revenues depreciation	10.7	8.5
Selling, general and administrative depreciation	13.5	11.5
Selling, general and administrative amortization	10.2	10.2

Total D&A	$62.9	$58.7

Generic Fill Rate
Network	75.0%	71.3%
Home Delivery	61.8%	59.4%
Overall	73.8%	70.2%
Note: See Appendix for footnotes.

Table 2
Calculation of Adjusted Gross Profit and SG&A
(in millions)

	Three Months Ended
	March 31,
	2011	2010
Gross profit, as reported	$745.5	$663.2
Amortization of NextRx-related intangible assets (3)	28.5	28.5
Non-recurring integration-related costs (4)	—	25.9

Adjusted gross profit	$774.0	$717.6

Selling, general and administrative expenses, as reported	$193.1	$208.5
Amortization of legacy intangible assets (5)	8.6	8.6
Amortization of NextRx-related intangible assets (3)	1.6	1.6
Non-recurring integration-related costs (4)	—	6.0

Adjusted selling, general and administrative expenses	$182.9	$192.3

Note: See Appendix for footnotes.
The Company is providing adjusted gross profit and selling, general and administrative expenses excluding the impact of non-recurring charges and amortization of intangible assets in order to compare the underlying financial performance to prior periods.

Table 3
EBITDA Reconciliation
(in millions, except per claim data)
The following is a reconciliation of net income from continuing operations to EBITDA(6) from continuing operations. The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended
	March 31,
	2011	2010
Net income from continuing operations, as reported	$326.5	$260.6
Provision for income taxes	186.6	153.0
Depreciation and amortization	62.9	58.7
Interest expense, net	39.3	41.1

EBITDA from continuing operations, as reported	615.3	513.4
Non-recurring integration-related costs (4)	—	31.9

Adjusted EBITDA from continuing operations	$615.3	$545.3

Total adjusted claims	186.1	186.6

Adjusted EBITDA per adjusted claim	$3.31	$2.92
Note: See Appendix for footnotes.
The Company is providing EBITDA excluding the impact of non-recurring charges in order to compare the underlying financial performance to prior periods.

Table 4
Calculation of Adjusted EPS

	Three Months Ended
	March 31,
	2011	2010
	(per diluted share)
EPS from continuing operations, as reported	$0.61	$0.47

Non-recurring items:
Integration-related costs (4)	—	0.04

Amortization of:
Legacy intangible assets (5)	0.01	0.01

NextRx-related intangible assets (3)	0.04	0.03

EPS from continuing operations, adjusted	$0.66	$0.55

Note: See Appendix for footnotes.
The Company is providing diluted earnings per share excluding the impact of non-recurring charges and intangibles amortization in order to compare the underlying financial performance to prior periods.

Table 5
2011 Guidance Information

	Estimated
	Year Ended
	December 31, 2011
	(per diluted share)

Reaffirmed adjusted EPS guidance	$3.15	to	$3.25

GAAP items not included in guidance:

Amortization of legacy intangible assets (7)	0.04		0.04

Amortization of NextRx-related intangible assets (8)	0.15		0.15
Note: See Appendix for footnotes.

Appendix
Footnotes

(1)	These claims include home delivery, specialty and other claims including: (a) drugs distributed through patient assistance programs (b) drugs we distribute to other PBM’s clients under limited distribution contracts with pharmaceutical manufacturers and (c) Emerging Market claims.

(2)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than retail claims.

(3)	Amortization of NextRx-related intangible assets include amounts in both revenues and selling, general and administrative expense. Revenue amortization is related to the customer contract with WellPoint which consummated upon closing of the NextRx acquisition in 2009. Under U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $28.5 million ($18.1 and $18.0 million net of tax in 2011 and 2010, respectively) is included as a reduction to revenue for the three months ended March 31, 2011 and 2010.

In addition, intangible amortization of $1.6 million ($1.0 million net of tax) is included in selling, general and administrative expense in the three months ended March 31, 2011 and 2010.

(4)	Integration-related costs include those costs directly related to the acquisition of NextRx, primarily comprised of transition services, integration, site closures and severance costs of $25.9 million ($16.3 million net of tax) is included in cost of revenues for the three months ended March 31, 2010.

Additionally, the Company incurred integration-related costs of $6.0 million ($3.8 million net of tax) included in selling, general and administrative expense in the three months ended March 31, 2010.

(5)	This adjustment represents the effect of Express Scripts’ legacy intangible amortization, prior to the acquisition of NextRx. Intangible amortization of $8.6 million ($5.5 and $5.4 million net of tax for 2011 and 2010, respectively) is included in selling, general and administrative expense for three months ended March 31, 2011 and 2010, respectively.

(6)	EBITDA is earnings before taxes, depreciation and amortization, net interest and other income (expense); or alternatively calculated as operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with U.S. GAAP. In addition, this definition and calculation of EBITDA may not be comparable to that used by other companies.

(7)	This adjustment represents the per share effect of Express Scripts’ legacy intangible amortization, prior to the acquisition of NextRx. Intangible amortization of approximately $34.2 million will be included in selling, general and administrative expense in 2011.

(8)	This adjustment represents the per share effect of the NextRx-related intangible amortization. Intangible amortization of approximately $114.0 million will be included as a reduction to revenue in 2011. Intangible amortization of $6.5 million will be included in selling, general and administrative expense in 2011.